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                                                                    EXHIBIT 99.1


                      [GROUP 1 AUTOMOTIVE INC. LETTERHEAD]


NEWS RELEASE

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FOR IMMEDIATE RELEASE
FRIDAY, JUNE 4, 2004

               GROUP 1 AUTOMOTIVE ACQUIRES NEW CALIFORNIA PLATFORM

                      ON TRACK FOR 2004 ACQUISITION TARGET

HOUSTON, JUNE 4, 2004--GROUP 1 AUTOMOTIVE, INC. (NYSE: GPI), a Fortune 500 specialty retailer, today announced that it has completed the acquisition of the Peterson Automotive Group, which consists of two dealerships in the Sacramento area and another two in San Diego with total annual revenues of approximately $320 million.

"This acquisition gives Group 1 outstanding operations in three of the most desirable markets in California, including our existing Los Angeles platform, the Miller Automotive Group," said B.B. Hollingsworth Jr., Group 1's chairman, president and chief executive officer. "We are pleased that Chuck Peterson has agreed to join Group 1 as president of our new platform. He is highly respected in the industry, and his 35 years of automotive experience will bring valuable insight to our company."

The Sacramento-area dealerships, located in Folsom, are comprised of Toyota/Scion and Kia franchises. The San Diego dealerships consist of Dodge, Chrysler, Jeep, Kia, Subaru, Hyundai and Isuzu franchises, for a total of nine franchises under the platform.

Group 1 also announced that it recently acquired Pontiac and GMC franchises to augment the Maxwell Automotive Group platform in Central Texas. The franchises will operate from a newly developed dealership in Austin, Texas, and are expected to generate approximately $55 million in annualized revenues. "This is a natural addition to one of our outstanding platforms and gives the Maxwell Group 11 franchises," stated Hollingsworth.

Total consideration paid for completing both transactions was approximately $51.1 million in cash, net of cash received, and 306,321 shares of Group 1 common stock.

ACQUISITION UPDATE

The company continues to seek strategic acquisition candidates to expand its geographic and brand diversity with a target of acquiring franchises with $1 billion of expected aggregate annual revenues in 2004. Year to date, Group 1 has added 16 franchises with annual revenues of approximately $690 million. The aggregate

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consideration paid in completing these acquisitions was approximately $94.5 million in cash, net of cash received, and 360,693 shares of Group 1 common stock.

"We have acquired more than two-thirds of this year's $1 billion target while maintaining our disciplined approach to acquisitions and focus on returns," stated Hollingsworth.

ABOUT GROUP 1 AUTOMOTIVE, INC.

Group 1 currently owns 88 automotive dealerships comprised of 134 franchises, 30 brands, and 31 collision service centers located in California, Colorado, Florida, Georgia, Louisiana, Massachusetts, New Jersey, New Mexico, Oklahoma and Texas. Through its dealerships and Internet sites, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

     GROUP 1 AUTOMOTIVE CAN BE REACHED ON THE INTERNET AT www.group1auto.com


This press release contains "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements include statements regarding our plans, goals, beliefs or current expectations, including those plans, goals, beliefs and expectations of our officers and directors with respect to, among other things:

    o   the completion of future acquisitions

    o   operating cash flows and availability of capital

    o   addition of new brands

    o   dealership operating performance

    o   revenues of acquired dealerships


Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties. Actual results may differ materially from anticipated results in the forward-looking statements for a number of reasons, including:

    o the future economic environment, including consumer confidence, interest rates, the level of manufacturer incentives and the availability of consumer credit may affect the demand for new and used vehicles and parts and service sales

    o the effect of adverse international developments such as war, terrorism, political conflicts or other hostilities

    o   regulatory environment, adverse legislation, or unexpected litigation

    o our principal automobile manufacturers, especially Toyota/Lexus, Ford, DaimlerChrysler, General Motors and Nissan/Infiniti, may not continue to produce or make available to us vehicles that are in high demand by our customers

    o requirements imposed on us by our manufacturers may affect our acquisitions and capital expenditures related to our dealership facilities

    o our dealership operations may not perform at expected levels or achieve expected improvements

    o we may not achieve expected future cost savings and our future costs could be higher than we expected

    o available capital resources and various debt agreements may limit our ability to complete acquisitions, complete construction of new or expanded facilities or repurchase shares

    o   our cost of financing could increase significantly

    o new accounting standards could materially impact our reported earnings per share
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    o   we may not complete additional acquisitions or the pace of acquisitions may change

    o   we may not be able to adjust our cost structure

    o   we may lose key personnel

    o competition in our industry may impact our operations or our ability to complete acquisitions

    o we may not achieve expected sales volumes from the franchises granted to us

    o   insurance costs could increase significantly

    o we may not obtain inventory of new and used vehicles and parts, including imported inventory, at the cost or in the volume we expect


This information and additional factors that could affect our operating results and performance are described in our Form 10-K, set forth under the headings "Business-Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." We urge you to carefully consider those factors.

All forward-looking statements attributable to us are qualified in their entirety by this cautionary statement.